SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. N/A)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☒	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST RELIANCE BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transactions applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0_11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement no.:

	(3)	Filing Party:

	(4)	Date Filed:

First Reliance Bancshares, Inc.

2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

________ __, ____

TO THE SHAREHOLDERS OF
FIRST RELIANCE BANCSHARES, INC.:

You are cordially invited to attend a Special Meeting of Shareholders of First Reliance Bancshares, Inc., which will be held at First Reliance Bank - Learning Center, 2148 West Palmetto Street in Florence, South Carolina, on Tuesday, December 30, 2008, at 4:00p.m. local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

The Special Meeting has been called for the following purposes:

(1)
To approve a proposal to amend First Reliance Bancshares’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

(2)
To grant management of First Reliance Bancshares the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

(3)	To transact any other business that may properly come before the Special Meeting or any adjournment of the Special Meeting.

November 17, 2008 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

Enclosed are the Notice of Special Meeting, Proxy Statement, and Proxy. We hope you can attend the Special Meeting and vote your shares in person. On behalf of the Board of Directors, we urge you to sign, date, and return the enclosed Proxy as soon as possible, even if you currently plan to attend the Special Meeting. Returning a Proxy in the mail will not prevent you from voting in person at the Special Meeting but will assure that your vote is counted if you are unable to attend the Special Meeting.

If you have any questions about the Proxy Statement, please call or write us.

Sincerely,

/s/ F.R. Saunders, Jr.
F.R. Saunders, Jr.
President and Chief Executive Officer

________ __, ____

FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 30, 2008

Notice is hereby given that a Special Meeting of Shareholders of First Reliance Bancshares, Inc. will be held at First Reliance Bank - Learning Center, 2148 West Palmetto Street in Florence, South Carolina, on Tuesday, December 30, 2008, at 4:00p.m. local time.

The Special Meeting has been called for the following purposes:

(1)
To approve a proposal to amend First Reliance Bancshares’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

(2)
To grant management of First Reliance Bancshares the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

(3)	To transact any other business that may properly come before the Special Meeting or any adjournment of the Special Meeting.

The enclosed Proxy Statement explains the proposals in greater detail. We urge you to review these materials carefully.

Any action may be taken on any one of the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Special Meeting may be adjourned. Shareholders of record at the close of business on November 17, 2008 will be entitled to vote at the Special Meeting and any adjournments thereof.

Your are requested to fill in and sign the enclosed form of Proxy Card that is solicited by the Board of Directors, and promptly to mail the Proxy Card in the enclosed envelope as described in the attached Proxy Statement. The Proxy Card will not be used if you attend and choose to vote in person at the Special Meeting.

By Order of the Board of Directors,

/s/ F.R. Saunders, Jr.
F.R. Saunders, Jr.
President and Chief Executive Officer

________ __, ____

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO FIRST RELIANCE BANCSHARES IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

PROXY STATEMENT FOR THE
SPECIAL MEETING OF SHAREHOLDERS OF
FIRST RELIANCE BANCSHARES, INC.
DECEMBER 30, 2008

INTRODUCTION

General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors from holders of our common stock, $0.01 par value, for use at the Special Meeting of Shareholders of First Reliance Bancshares, Inc. to be held at First Reliance Bank - Learning Center, 2148 West Palmetto Street in Florence, South Carolina, on Tuesday, December 30, 2008, at 4:00 p.m. local time, and at any adjournments or postponements thereof. Unless otherwise clearly specified, all references to “First Reliance,” “we,” “us,” and “our” refer to First Reliance Bancshares, Inc. and its subsidiary, First Reliance Bank.

The Special Meeting is being held to consider and vote upon the proposals summarized under “Summary of Proposals” below and described in greater detail in this Proxy Statement. Our Board of Directors knows of no other business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement.

These proxy materials were first mailed to our shareholders on or about December 1, 2008.

The principal executive offices of First Reliance Bancshares, Inc. are located at 2170 W. Palmetto Street Florence, South Carolina 29501, and our telephone number is (843) 656-5000.

Summary of Proposals

The proposal to be considered at the Special Meeting may be summarized as follows:

Proposal One. To approve a proposal to amend First Reliance Bancshares’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

Proposal Two. To grant management of First Reliance Bancshares the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

Additionally, the Special Meeting presents the opportunity to transact any other business that may properly come before the Special Meeting or any adjournment of the Special Meeting.

Quorum and Voting Requirements

Holders of record of common stock as of the Record Date, defined below, are entitled to one vote per share on each matter to be considered and voted upon at the Special Meeting. To hold a vote on any proposal, a quorum must be present with respect to that proposal. If a quorum is not present in person or by valid proxy, then a majority of the shares present in person or by valid proxy may recess and reconvene the Special Meeting from time to time. A quorum will be present at the Special Meeting if a majority of the outstanding shares of common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

A shareholder who is present in person or by proxy at the Special Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given proposal unless the proposal being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, abstentions will count as votes against the proposal.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies for which brokers fail to vote on one or more proposals are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority unless the matter being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, broker non-votes will count as votes against the proposal.

Proposal One, relating to the amendment to First Reliance’s Articles of Incorporation (the “Amendment Proposal”), requires approval by two-thirds (66.7%) of the shares outstanding as of the Record Date and entitled to be voted at the Special Meeting. Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

Proposal Two, relating to the authority of First Reliance to adjourn the Special Meeting (the “Adjournment Proposal”), requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

Approval of any other matter properly presented for shareholder approval will require that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum is present. We know of no other matters that may be brought before the Special Meeting. If, however, any matter (other than the two proposals or a matter incident thereto) of which we do not have reasonable prior notice properly comes before the Special Meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.

Record Date, Solicitation, and Revocability of Proxies

Our Board of Directors has fixed the close of business on November 17, 2008 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 3,523,921 shares of common stock issued and outstanding, which were held by approximately 1,319 holders of record.

Each copy of this Proxy Statement mailed to shareholders is accompanied by a Proxy Card with instructions for voting by mail. Please complete and return the Proxy Card accompanying this Proxy Statement to ensure that your vote is counted at the Special Meeting, or at any adjournment or postponement of the Special Meeting, regardless of whether you plan to attend the Special Meeting.

The presence of a shareholder at the Special Meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by doing any of the following:

•
submitting a written revocation prior to the Special Meeting to First Reliance Bancshares, Inc., Inc., 2170 W. Palmetto Street Florence, South Carolina 29501, Attention: F.R. Saunders, Jr., President and Chief Executive Officer;

•	submitting another duly executed proxy by mail that is dated later than the original proxy; or

•	attending the Special Meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

The shares represented by any Proxy Card that is properly executed and received by First Reliance in time to be voted at the Special Meeting will be voted in accordance with the instructions that are marked on the Proxy Card. If you execute your proxy but do not provide First Reliance with any voting instructions, then your shares will be voted “FOR” the Amendment Proposal, “FOR” the Adjournment Proposal, and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the Special Meeting. No proxy that is marked specifically AGAINST the Amendment Proposal will be voted in favor of the Adjournment Proposal unless the proxy is marked specifically FOR the Adjournment Proposal.

First Reliance will pay the expenses of soliciting proxies for this Special Meeting. First Reliance has retained InvestorCom to assist in the solicitation of proxies for a fee of approximately $6,500. In addition, certain directors, officers, and employees of First Reliance may personally, or by telephone or other electronic means, solicit proxies for the Special Meeting from shareholders without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks, and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expense in taking such actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of First Reliance’s common stock as of September 30, 2008 by (1) each of our current directors and director nominees; (2) each executive officer named in the Summary Compensation Table included in the proxy statement for our last annual meeting (“named executive officers”); (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock, based on the most recent Schedules 13G and 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is c/o First Reliance Bancshares, Inc., Inc., 2170 W. Palmetto Street Florence, South Carolina 29501.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from September 30, 2008.

[UPDATE THIS TABLE].
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares Beneficially Owned (2)
Directors & Named Executive Officers
Leonard A. Hoogenboom	21,185	(3)	*
John M. Jebaily	23,666		*
Andrew G. Kampiziones	14,500		*
C. Dale Lusk, M.D.	27,500		*
Jeffrey A. Paolucci	43,895	(4)	1.25%
A. Dale Porter	122,024	(5)	3.49%
F.R. Saunders, Jr.	219,773	(6)	6.10%
Paul C. Saunders	207,351	(7)	5.73%
J. Munford Scott, Jr.	6,4374	(8)	*
T. Daniel Turner	84,500	(9)	2.42%
A. Joe Willis	49,500	(10)	1.42%
Non-Director Named Executive Officers
Thomas C. Ewart, Sr.	19,188	(11)	*
Directors and Executive Officers, as a Group (13 persons)	842,128	(12)	22.42%
Other 5% Shareholders:
Service Capital Partners, LP, Service Capital Advisors, LLC, and Doris Wiley(13)	348,203		9.96%

*	Less than 1% of outstanding shares.

(1)
Information relating to beneficial ownership of the First Reliance is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities Exchange Act. Some or all of the shares may be subject to margin accounts.

(2)
The percentage of our common stock beneficially owned was calculated based on 3,523,921 shares of common stock issued and outstanding as of September 30, 2008 . The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of September 30, 2008.

(3)	Includes 2,440 shares held by Mr. Hoogenboom’s spouse and 480 shares held as custodian for Mr. Hoogenboom’s two grandchildren.

(4)	Includes 874 shares of unvested restricted stock, 512 shares held by Mr. Paolucci’s spouse, and 20,000 shares underlying vested options held by Mr. Paolucci.

(5)	Includes 245 shares held by Mr. Porter’s spouse.

(6)
Includes 1,075 shares of unvested restricted stock, 850 shares held by Mr. Saunders’s children, 10,442 shares held by Mr. Saunders’s spouse, and 110,371 shares underlying vested options held by Mr. Saunders.

(7)	Includes 129 shares of unvested restricted stock and 125,371 shares underlying vested options held by Mr. Saunders.

(8)	Includes 437 shares held by Mr. Scott’s spouse.

(9)	Includes 1,000 shares held by Mr. Turner as custodian for a grandchild.

(10)	Includes 49,300 shares held by Mr. Willis’s spouse.

(11)	Includes 442 shares of unvested restricted stock and 5,205 shares underlying vested options held by Mr. Ewart.

(12)	Includes 260,947 underlying vested options held by reporting persons.

(13)	The principal business office of Service Capital Partners, LP, Service Capital Advisors, LLC, and Doris Wiley is 1700 Pacific Avenue, Suite 2000, Dallas, Texas 75201.

PROPOSAL 1: AMENDMENT TO THE ARTICLES OF INCORPORATION

TO AUTHORIZE PREFERRED STOCK

Description of and Reasons for the Proposal

The Board of Directors has approved, subject to receiving shareholder approval, an amendment to First Reliance’s Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value. A copy of the amendment is set forth in Appendix A to this proxy statement. The Articles of Incorporation currently authorize only 20,000,000 shares of common stock, $0.01 par value. The amendment will vest in the Board the authority to determine the terms of one or more series of preferred stock, including the preferences, rights, and limitations of each series.

Provisions in a corporation’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the corporation’s securities are then listed), to create one or more series of preferred stock and to determine the terms of each such series. The authority of the board of directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into securities of the company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with the articles of incorporation, and (i) any other preference, limitations, or rights that are permitted by law.

The Board believes that the flexibility to issue preferred stock can enhance the Board’s arm’s-length bargaining capability on behalf of First Reliance’s shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, preferred stock could be used by the Board to make a change in control of First Reliance more difficult. The Board of Directors has no present intention of issuing any preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan, or with features specifically intended to make any attempted acquisition of First Reliance more difficult or costly. The Board of Directors could, in the exercise of its fiduciary duties, determine to issue preferred stock for such purposes in the future. The Board of Directors may also issue preferred stock for capital-raising activities or other corporate purposes that have the effect of making an acquisition of First Reliance materially more difficult or costly, as could be the case if the Board of Directors were to issue additional common stock for such purposes. At this time, the only issuance of preferred stock contemplated by the Board of Directors is the potential issuance of preferred stock in the TARP Capital Purchase Program described below, which is intended for capital raising purposes only. For additional information on anti-takeover provisions associated with our capital stock, see “Anti-Takeover Provisions of the Articles of Incorporation and Bylaws.”

The rights of the holders of First Reliance’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of preferred stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock and there might be restrictions placed on First Reliance’s ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of preferred stock having voting rights would dilute the voting power of the holders of common stock.

To the extent that Preferred Stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of preferred stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of First Reliance, thereby diminishing the rights of the holders of common stock to distribution of First Reliance’s assets. To the extent that preferred stock is granted preemptive rights, it would entitle the holder to a preemptive right to purchase or subscribe for additional shares of First Reliance.

The Board does not have any plans calling for the issuance of preferred stock at the present time, other than the possible sale of preferred stock to the U.S. Department of the Treasury (the “Treasury”) in connection with the Troubled Asset Relief Program (“TARP”) Capital Purchase Program described below.

As described in more detail below, First Reliance has applied to participate in the TARP Capital Purchase Program. While filing an application does not obligate us to participate in the Program, the Board of Directors anticipates that it will elect to do so if the application is approved. First Reliance cannot participate in the TARP Capital Purchase Program if the proposed amendment to the Articles of Incorporation is not approved. The Treasury’s requirements regarding the terms of the preferred stock and warrants are largely non-negotiable and, in some respects, are still being refined as implementation of the Program proceeds. Accordingly, in order to participate in the TARP Capital Purchase Program, the Board of Directors must have the flexibility to issue preferred stock that will be provided by the proposed amendment to the Articles of Incorporation. Moreover, the Board believes that the authorization to issue preferred stock will provide First Reliance with greater flexibility in meeting future capital requirements by creating series of preferred stock customized to meet the needs of particular transactions and prevailing market conditions. Series of preferred stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.

The TARP Capital Purchase Program

On October 14, 2008, the Treasury announced the TARP Capital Purchase Program. This Program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity ownership positions in financial institutions. The minimum investment amount is 1% of an institution’s risk-weighted assets. The maximum amount is the lesser of $25 billion or 3% of its risk-weighted assets. The TARP Capital Purchase Program is intended to encourage financial institutions in the United States to build capital and thereby increase the flow of financing to businesses and consumers

Under the TARP Capital Purchase Program, the Treasury will purchase shares of senior preferred stock from banks, bank holding companies, and other financial institutions (“TARP Preferred Shares”). TARP Preferred Shares will qualify as Tier 1 capital for regulatory purposes and rank senior to a participating institution’s common stock. TARP Preferred Shares will pay a cumulative dividend of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. TARP Preferred Shares generally will be non-voting, but will have limited voting rights on matters that could adversely affect the shares. After three years, TARP Preferred Shares will be callable at 100% of the issue price plus any accrued and unpaid dividends. Prior to the end of three years, the TARP Preferred Shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. The Treasury’s consent will be required for any increase in dividends on common stock or certain repurchases of common stock until the third anniversary of the date of the Treasury’s investment unless prior to such third anniversary either the TARP Preferred Shares are redeemed in whole or the Treasury has transferred all the TARP Preferred Shares to third parties.

Institutions that participate in the TARP Capital Purchase Program must issue to the Treasury warrants to purchase common stock with an aggregate market price equal to 15% of the TARP Preferred Shares purchased by the Treasury. The exercise price of the warrants will be the market price of the institution’s common stock at the time of preliminary approval, calculated on a 20-trading day trailing average.

Institutions that participate in the TARP Capital Purchase Program and their senior executive officers must agree to comply with the standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds preferred stock or warrants issued under the Program. Specifically, participating institutions must:

•	ensure that incentive compensation to senior executives does not encourage unnecessary and excessive risk taking;

•	implement a required “clawback” of any bonus or incentive compensation based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payments” to senior executives; and

•	agree not to deduct for tax purposes any annual executive compensation in excess of $500,000.

The description above of the TARP Preferred Shares and related elements of the TARP Capital Purchase Program is intended only to summarize the Program. See Appendix B for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.

First Reliance’s TARP Application

First Reliance filed an application on November 12, 2008 to participate in the TARP Capital Purchase Program, seeking a $14.9 million investment, the maximum permitted under the Program. For First Reliance, the minimum amount would be approximately $4.9 million. While filing an application does not obligate us to participate in the Program, the Board of Directors anticipates that it will elect to do so if the application is approved. If the Treasury were to deny First Reliance’s application or reduce the amount of capital available to First Reliance under the Capital Purchase Program, management does not believe that First Reliance’s liquidity, capital resources, or results of operations would be materially affected.

The primary effect of a TARP Capital Purchase Program investment in First Reliance would be to materially increase our regulatory capital ratios. The following table presents our actual capital ratios as of September 30, 2008 and our capital ratios on a pro forma basis to illustrate the effects of issuing TARP Preferred Stock at the maximum and minimum Program levels.

Regulatory Capital Ratios	September 30, 2008 Actual	Pro Forma as of September 30, 2008 Assuming Sale of $4.9 Million of Preferred Stock Pursuant to the Program	Pro Forma as of September 30, 2008 Assuming Sale of $14.9 Million of Preferred Stock Pursuant to the Program

Tier I Leverage Ratio	8.63%	9.40%	10.91%
Tier I Risk Based Ratio	10.09%	11.07%	13.01%
Total Risk Based Ratio	11.34%	12.31%	14.25%

If First Reliance sells the maximum amount of preferred stock authorized under the TARP Capital Purchase Program, then we estimate that warrants to purchase approximately 283,418 shares of common stock would be issued to the Treasury. The amount of dilution will depend on the actual amount of TARP Preferred Shares purchased by the Treasury, the average price of First Reliance’s common stock for the 20-day period prior to receiving approval, and the value of First Reliance’s stock upon the exercise of the warrants.

To ensure compliance with the executive compensation imposed by the TARP Capital Purchase Program, First Reliance plans to enter into agreements with its senior executive officers who would be subject to the limitations. First Reliance anticipates that its senior executive officers will execute the agreements in the event that First Reliance’s participation in the Capital Purchase Program is approved.

At September 30, 2008, First Reliance and its bank subsidiary had capital ratios in excess of those required to be considered “well-capitalized” under banking regulations. Nevertheless, the Board believes it is prudent for First Reliance to apply for capital available under the TARP Capital Purchase Program because (i) it believes that the cost of capital under this Program is significantly lower than the cost of capital otherwise available to First Reliance at this time, and (ii) despite being well-capitalized, additional capital under the Treasury’s Program would provide First Reliance and its bank subsidiary additional flexibility to meet future capital needs that may arise. Specifically, if First Reliance receives the $14.9 million of capital that it applied for under the TARP Capital Purchase Program, then First Reliance plans to contribute $11.1 million to its bank subsidiary and to retain the remainder of the proceeds at the parent company level for general corporate purposes. If First Reliance receives the minimum $4.97 million available to it under the TARP Capital Purchase Program, it plans to contribute $3.7 million to its bank subsidiary and retain the remainder of the proceeds at the parent company level as described above. In either case, First Reliance’s bank subsidiary intends to use the additional capital to fund prudent loan growth in its markets and to further strengthen its capital position.

The Board recommends that shareholders vote FOR the Amendment Proposal.

PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN
THE SPECIAL MEETING IF NECESSARY

If the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Amendment Proposal is insufficient to approve the Amendment Proposal, then First Reliance’s management may move to adjourn the Special Meeting in order to enable the Board to continue to solicit additional proxies in favor of the Amendment Proposal. In that event, you will be asked only to vote upon the Adjournment Proposal but not the Amendment Proposal.

In this Adjournment Proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting and any later adjournment under the circumstances described above. If the shareholders approve this Adjournment Proposal, then management could adjourn the Special Meeting (and any adjourned section of the Special Meeting) to use the additional time to solicit additional proxies in favor of the Amendment Proposal, including the solicitation of proxies from shareholders that have previously voted against the Amendment Proposal. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Amendment Proposal have been received, management could adjourn the Special Meeting without a vote on the Amendment Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Amendment Proposal.

The Board believes that if the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, it is in the best interests of First Reliance’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendment Proposal.

The Board recommends that shareholders vote FOR the Adjournment Proposal.

ANTI-TAKEOVER PROVISIONS OF SOUTH CAROLINA LAW
AND THE ARTICLES OF INCORPORATION

The provisions of South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer, takeover attempt, or merger that a shareholder might consider to be in the shareholder’s best interest.

Merger, Share Exchange, Sale of Assets

South Carolina law provides that, with respect to any plan of merger or share exchange, our Board of Directors must recommend and submit the plan to a vote of our shareholders. For First Reliance to adopt the plan, the plan of merger or share exchange must be approved by at least two-thirds of our outstanding common shares.

With respect to any sale of all, or substantially all, of First Reliance’s property or assets, other than in the normal course of business, our Board of Directors must recommend the sale, and submit the plan, to a vote of our shareholders. To be effective, the sale of property or assets must be approved by at least two-thirds of our outstanding common shares.

Business Combinations

South Carolina’s Business Combinations statute prohibits a 10% or greater shareholder of a resident domestic corporation from entering into a “business combination” (defined in the statute) with the corporation for a period of two years following the date on which the shareholder became a 10% or greater shareholder, unless prior to the shareholder becoming a 10% or greater shareholder, the business combination was approved by a majority of the disinterested members of the corporation’s board of directors. This statute also prohibits a 10% or greater shareholder of a resident domestic corporation from entering, at any time, into a business combination with the corporation, unless certain approvals of the board of directors or disinterested shareholders are obtained, or unless the consideration given by the 10% or greater shareholder meets certain minimum-price standards that the statute sets forth.

This statute is designed to provide broad protection against unfriendly takeover attempts, but a South Carolina corporation may opt-out of the protection by including a provision to that effect in the corporation’s articles of incorporation. Our Articles of Incorporation do not contain an opt-out provision; therefore, the statute’s protections apply to us. The statute only applies to us for as long as we continue to have a class of voting shares registered under Section 12 of the Securities and Exchange Act of 1934.

Control Share Acquisitions

South Carolina’s Control Share Acquisitions statute precludes, under certain circumstances, a purchaser of shares of a South Carolina corporation from obtaining voting control of shares that exceed one of three voting thresholds (20%, 33 1/3%, or 50%), unless a majority of the disinterested shareholders entitled to vote accord voting power to the shares that exceed the threshold. A South Carolina corporation’s articles of incorporation or bylaws may permit the corporation to redeem the voting-control shares if the purchaser did not comply with certain statutory requirements or if the shareholders do not accord voting power to the voting-control shares. Neither our Articles of Incorporation nor our Bylaws permit us to redeem these voting-control shares. The statute only applies to us for as long as we continue to have a class of voting shares registered under Section 12 of the Securities and Exchange Act of 1934.

The provisions of South Carolina law described above, to the extent applicable, will have the general effect of discouraging or rendering more difficult unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction. However, First Reliance believes that such provisions are advantageous to the shareholders in that these provisions will (1) permit management and the shareholders to carefully consider and understand a proposed acquisition, (2) lead to higher offering prices, and (3) require a higher level of shareholder participation in the decision.

SHAREHOLDER PROPOSALS AND OTHER SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in First Reliance’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by First Reliance at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted no later than December 30, 2008 for next year’s annual meeting. The persons named as proxies in First Reliance’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing, addressed to the Board or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 2170 W. Palmetto Street, Florence, South Carolina 29501. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

WHERE YOU CAN FIND MORE INFORMATION

First Reliance is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements, and other information are available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

FORWARD LOOKING STATEMENTS

Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions, or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC.

OTHER MATTERS

Management of First Reliance does not know of any matters to be brought before the Special Meeting other than those described above. If any other matters properly come before the Special Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ F.R. Saunders, Jr.
F.R. Saunders, Jr.
President and Chief Executive Officer

________ __, ____

5300058/5

Appendix A
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF FIRST RELIANCE BANCSHARES, INC.

Pursuant Section 33-10-106 of the 1976 South Carolina Code of Laws, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.

The name of the corporation is First Reliance Bancshares, Inc. (the “Corporation”).

2.

The date of incorporation of the Corporation is April 12, 2001.

3.

The registered agent’s name and address is

F.R. Saunders, Jr.
2170 West Palmetto Street
Florence, South Carolina 29501.

4.

At a board meeting held on November 7, 2008, the Board of Directors of the Corporation duly adopted the amendment set forth in Article 5 of these Articles of Amendment.

5.

Article Three of the Articles of Incorporation of the Corporation is hereby amended by deleting Article Three in its entirety and inserting in lieu thereof a new Article Three as follows:

(a) The total number of shares of capital stock which the corporation is authorized to issue is Thirty Million (30,000,000) shares, divided into Twenty Million (20,000,000) shares of common stock, $0.01 par value, and Ten Million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”). The shares of common stock shall have unlimited voting rights and shall be entitled, subject to any preferences of any Preferred Stock then outstanding, to receive the net assets of the Corporation upon dissolution.

(b) The Board of Directors of the corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences, and limitations of that series.

6.

At a special meeting of shareholders on December 30, 2008, the shareholders of the Corporation duly adopted the amendment set forth in Article 5 of these Articles of Amendment in accordance with the provisions of Section 33-10-103 of the South Carolina Business Corporation Act of 1988. At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote on the Amendment, and the vote of such shares was:

	Number of	Number of	Number of Votes	Number of Undisputed
Voting	Outstanding	Votes Entitled	Represented at	Shares
Group	Shares	to be Cast	the Meeting	For Amendment

Common Stock

7.

All other provisions of the Articles of Incorporation shall remain in full force and effect.

8.

Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State of South Carolina (see Section 33-1-230(b) of 1976 South Carolina Code of Laws, as amended).

Appendix B

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:
Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:
The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:

For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on
(i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:
The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:

As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:
In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:
In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

FIRST RELIANCE BANCSHARES, INC.
REVOCABLE PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, DECEMBER 30, 2008

The undersigned hereby appoints Leonard A. Hoogenboom or F. R. Saunders, Jr., as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the common stock of First Reliance Bancshares, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Special Meeting”) to be held on December 30, 2008 at the First Reliance Bank – Learning Center, 2148 West Palmetto Street in Florence, South Carolina, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and the Proxy Statement relating to the Special Meeting, receipt of which are hereby acknowledged.

The Proxies will vote, as directed on this proxy, on the proposals set forth in the notice of the special meeting and proxy statement. The Proxies are authorized to vote at their discretion as to any other business which may come properly before the special meeting. If a vote is not specified, the Proxies will vote for approval of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

PROPOSAL 1:
To amend the Articles of Incorporation to approve a proposed amendment to First Reliance Bancshares’s Articles of Incorporation authorizing a class of ten million (10,000,000) shares of preferred stock, no par value, as set forth in Appendix A to the Proxy Statement.

_____	FOR the proposed	_____	AGAINST the proposed	_____	ABSTAIN
	amendment to the		amendment to the
	Articles of Incorporation		Articles of Incorporation

PROPOSAL 2:
To authorize management of First Reliance Bancshares to adjourn the Special Meeting to another time and date if such action is necessary to solicit additional proxies or attendance at the Special Meeting.

_____	FOR authority to adjourn	_____	AGAINST authority to	_____	ABSTAIN
	the Special Meeting		adjourn the Special Meeting

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR Proposals 1 and 2. Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the meeting and that properly come before the meeting.

Signature(s) of Shareholder(s)

[INSERT LABEL INFORMATION HERE]
Name(s) of Shareholders(s)

	Date:	, 2008
(Be sure to date your Proxy)

Please mark, sign and date this Proxy, and return it in the enclosed pre-addressed envelope. No postage is necessary. If stock is held in the name of more than one person, all persons must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Please check the applicable box)

I WILL ☐ WILL NOT ☐ BE ATTENDING THE SPEICAL MEETING OF SHAREHOLDERS.

PLEASE RETURN PROXY AS SOON AS POSSIBLE